Exhibit 99.1
Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports 41 Percent Increase in Net Income for Fourth Quarter 2008;
Reports 79 Percent Increase in Net Income for 2008

Houston, Texas (Monday, February 2, 2009) – Enterprise Products Partners L.P.  (NYSE: “EPD”) today announced its financial results for the three months and year ended December 31, 2008.

Highlights:

▪
For the fourth quarter of 2008, Enterprise reported strong results for operating income, gross operating margin, Adjusted EBITDA and net income, despite total hurricane effects of approximately $36 million, including an estimate for lost business of $34 million;

▪
For 2008, Enterprise earned record operating income, gross operating margin, Adjusted EBITDA and net income despite approximately $125 million of hurricane effects including $77 million for estimated lost business and $48 million for property damage expense;

		4th Quarter 2008			2008
	4th	Estimated	4th	Year	Estimated	Year
	Quarter	Hurricane	Quarter	Ended	Hurricane	Ended
$Millions, except per unit	2008	Effects	2007	2008	Effects	2007

Operating income	$353	$36	$270	$1,413	$125	$883
Gross operating margin	$522	$36	$431	$2,057	$125	$1,492
Adjusted EBITDA	$514	$36	$408	$1,986	$123	$1,429
Net income	$228	$36	$162	$954	$123	$534
Earnings per unit	$0.44	$0.08	$0.30	$1.85	$0.28	$0.96

▪
Enterprise increased its cash distribution rate applicable to the fourth quarter of 2008 to $0.53 per unit, or $2.12 per unit on an annualized basis, representing a 6 percent increase from the same quarter in 2007 and its 18th consecutive quarterly increase and 27th increase since its IPO in 1998;

▪
In the fourth quarter of 2008, Enterprise reported distributable cash flow of $331 million that provided 1.2 times coverage of the $0.53 per unit cash distribution declared to limited partners.  Enterprise generated record distributable cash flow of $1.4 billion during 2008, providing 1.3 times coverage of the $2.075 per unit of cash distributions declared with respect to 2008.  Enterprise retained approximately $52 million and $313 million of distributable cash flow for the three months and year ended December 31, 2008, respectively.  Distributable cash flow was impacted by approximately $41 million and $87 million for hurricane effects for the fourth quarter and full year of 2008, respectively;

▪
NGL, crude oil and petrochemical transportation volumes for the fourth quarter of 2008 were a near record 2.1 million barrels per day while natural gas transportation volumes were a record 9.1 trillion Btus per day, representing increases of 4 percent and 7 percent, respectively, over the same quarter in 2007.  Growth in natural gas volumes was attributable to the Texas Intrastate, Piceance Basin, Jonah and Independence pipeline systems;

▪
Enterprise had total capital investment during the fourth quarter of 2008 of $729 million, including $59 million of sustaining capital expenditures and $95 million of investments in unconsolidated affiliates;

▪
The expansion of the Meeker natural gas processing plant in the Piceance Basin of Colorado began operations in January 2009.  In addition, the Sherman Extension expansion of Enterprise’s Texas Intrastate natural gas pipeline system, which has been in limited southbound service since August 2008, is scheduled to begin ramping up volumes in February 2009 with volumes expected to increase once compressor facilities are completed on the Sherman Extension and connecting Gulf Crossing interstate pipeline later in the first quarter of 2009; and

▪
At December 31, 2008, Enterprise had liquidity (unrestricted cash and available capacity under credit facilities) of approximately $1.4 billion.  Including the $226 million of net proceeds from the partnership’s January 5, 2009 offering of common units, liquidity would be more than $1.6 billion.

Review and Comment on 2008 Results

Enterprise reported a 41 percent increase in net income to $228 million, or $0.44 per unit on a fully diluted basis, for the fourth quarter of 2008 compared to net income of $162 million, or $0.30 per unit on a fully diluted basis, for the fourth quarter of 2007.  Net income for the fourth quarter of 2008 was reduced by approximately $36 million, or $0.08 per unit, due to the effects of Hurricanes Gustav and Ike, consisting of approximately $34 million for estimated lost business and $2 million for property damage repairs.  Enterprise reported a 79 percent increase in net income to $954 million, or $1.85 per unit on a fully diluted basis, for 2008 compared to net income of $534 million, or $0.96 per unit on a fully diluted basis, for 2007.  For 2008, the total estimated hurricane effects were approximately $123 million, or $0.28 per unit, which includes $76 million for estimated lost business and $47 million for property damage expense.

Distributable cash flow increased 26 percent to $331 million in the fourth quarter of 2008 from $262 million in the same quarter of 2007.  Enterprise generated $1.4 billion of distributable cash flow for 2008, a 38 percent increase from the $1.0 billion earned in 2007.  On January 8, 2009, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.53 per unit with respect to the fourth quarter of 2008.  This represents a 6 percent increase over the $0.50 per unit rate that was paid with respect to the fourth quarter of 2007.  Distributable cash flow for the fourth quarter of 2008 provided 1.2 times coverage of the cash distribution to be paid to limited partners, including the distributions payable on the 10,590,000 common units issued in a public offering in January 2009.  Distributable cash flow for 2008 provided over 1.3 times coverage of the cash distributions to the limited partners with respect to 2008.  For the three months and year ended December 31, 2008, Enterprise retained $52 million and $313 million of distributable cash flow, respectively.  This retained distributable cash flow is available to reinvest in growth capital projects, to reduce debt, and to reduce the need to issue additional equity.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“Enterprise had a solid fourth quarter and a record year despite the historic volatility in the energy and financial markets and the impact of two major hurricanes on our gulf coast operations,” said Michael A. Creel, president and chief executive officer of Enterprise.  “We experienced significant cash flow growth from the commencement of commercial operations on over $2.7 billion of new capital projects that were completed in late-2007 and 2008 as well as strong margins in our natural gas processing business.  Gross operating margin and distributable cash flow for 2008 both increased 38 percent over 2007 to $2.1 billion and $1.4 billion, respectively.  This growth enabled us to achieve our goals of increasing our annualized cash distribution rate to $2.12 per unit at the end of 2008 and to exceed our distributable cash flow retention target by approximately 50 percent with our retention of $313 million in 2008.  We accomplished these goals while prudently managing our natural gas processing business by hedging approximately 75 percent of our equity NGL production at NGL prices that were significantly lower than the historic prices that were experienced during most of 2008.”

“Since the beginning of the global credit crisis last September, we have proactively taken steps to significantly increase our liquidity and financial flexibility.  During this time, we have raised approximately $1.6 billion of debt and equity capital, demonstrating our ability to raise capital in difficult markets.  We thank our banks and our debt and equity investors for their continued support during these turbulent times.  Some of this capital has come at a higher cost than in recent years.  Relative to some of our partnership peers, we have mitigated this higher cost somewhat by retaining a substantial amount of distributable cash flow and through lower payments to our general partner as a result of our general partner capping its incentive distribution rights at 25 percent.  We are also fortunate that this spike in capital costs occurred at a time in our investment cycle when most of our major projects have been completed or are substantially complete and funded,” stated Creel.

“Looking forward to 2009, Enterprise is scheduled to commence operations at new facilities totaling approximately $2.3 billion of capital investment.  In the first quarter, this includes the 1.1 billion-cubic-feet-per-day Sherman Extension expansion of our Texas Intrastate natural gas pipeline system and the 750 million-cubic-feet-per-day expansion of our Meeker natural gas processing plant.  Also in the first quarter, we expect to begin operations at the Exxon Central Treating facility in the Piceance Basin and the Shenzi crude oil pipeline in the Gulf of Mexico.  In the second half of the year, we expect to begin operations on expansions to our Piceance Basin and Texas Intrastate natural gas pipeline systems,” added Creel.

“We are cautious in our approach to 2009.  Our partnership begins the year with a healthy $1.6 billion of liquidity, including net proceeds from our January 2009 equity offering and we have hedged approximately 67 percent of our expected equity NGL production for the year.  We are evaluating the development of several new energy infrastructure projects, the timing of which will be dependent on the needs, contractual commitments and credit worthiness of our customers as well as the availability and cost of capital.  We also believe attractive acquisition opportunities may develop in 2009.  We want to ensure that any new capital project or acquisition has a reliable stream of cash flow, provides a return on capital in excess of our cost of capital and results in distributable cash flow accretion for our limited partners.  Our distribution growth in 2009 will be balanced by our desire to maintain a prudent balance sheet.”

Revenue for the fourth quarter of 2008 decreased to $3.6 billion from $5.3 billion in the same quarter of 2007 due primarily to lower commodity prices.  Enterprise’s revenues and certain operating costs and expenses can fluctuate significantly based on the level of natural gas and NGL prices without necessarily affecting operating income and gross operating margin.  Gross operating margin increased 21 percent to $522 million for the fourth quarter of 2008 from $431 million for the fourth quarter of 2007.  Operating income was $353 million for the fourth quarter of 2008, a 31 percent increase over the $270 million of operating income for the same quarter of 2007.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the fourth quarter of 2008 increased 26 percent to $514 million from $408 million for the fourth quarter of 2007.  Gross operating margin and Adjusted EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Revenue for 2008 increased to $21.9 billion from $17.0 billion in 2007 due principally to higher average commodity prices and an increase in volumes.  Gross operating margin increased 38 percent to $2.1 billion for 2008 from $1.5 billion for 2007.  Operating income was $1.4 billion for 2008, a 60 percent increase from $883 million of operating income for 2007.  Adjusted EBITDA for 2008 increased 39 percent to a record $2.0 billion from $1.4 billion for 2007.

Review of Segment Performance for the Fourth Quarter of 2008

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines and Services segment increased 56 percent to $347 million for the fourth quarter of 2008 compared to $223 million for the same quarter of 2007.  Estimated lost business for this segment in the fourth quarter of 2008 due to the hurricanes was approximately $11 million.  Gross operating margin for the fourth quarter of 2007 included $9 million of business interruption insurance proceeds.

Enterprise’s natural gas processing business recorded gross operating margin of $204 million for the fourth quarter of 2008, an 82 percent increase from $112 million in the fourth quarter of 2007.  Gross operating margin for the fourth quarter of 2007 includes $6 million of business interruption insurance proceeds.  Estimated lost business for this activity in the fourth quarter of 2008 due to the hurricanes was approximately $5 million.  This business benefited from an increase in gross operating margin from NGL marketing activities and strong natural gas processing margins, in part provided by our hedging activities, and a 27 percent increase in equity NGL production from 85 thousand barrels per day (“MBPD”) in the fourth quarter of 2007 to 108 MBPD in the fourth quarter of 2008.  The increase in equity NGL production, the NGLs that Enterprise earns as a result of providing processing services, was primarily attributable to higher volume at the Meeker plant and the start up of the Pioneer plant that went into commercial operations in February 2008.  These increases more than offset a 10 MBPD decrease in equity NGL production in South Louisiana due to hurricane effects and lower processing margins.

Gross operating margin from the partnership’s NGL pipeline and storage business was $116 million in the fourth quarter of 2008 compared to $88 million in the fourth quarter of 2007 on a 137 MBPD increase in pipeline transportation volumes between the two periods.  Estimated lost business for the NGL pipeline and storage business in the fourth quarter of 2008 due to the hurricanes was approximately $1 million.  The $28 million increase in gross operating margin was primarily attributable to an aggregate $14 million increase from the Dixie, South Louisiana and Lou-Tex NGL pipeline systems and a $7 million increase in gross operating margin from the partnership’s NGL storage facilities.  Gross operating margin for the fourth quarter of 2007 included business interruption recoveries of approximately $1 million.  Total volumes associated with the NGL pipeline and storage business for the fourth quarter of 2008 were a record 1.9 million barrels per day compared to 1.8 million barrels per day for the same quarter in 2007.

“Our NGL marketing business has utilized our storage facilities to take advantage of the current contango market to lock-in at least $40 million of margin in 2009,” said Creel.

Gross operating margin from Enterprise’s NGL fractionation business was $27 million in the fourth quarter of 2008 versus $23 million reported for the same quarter of 2007, which included $2 million of recoveries under business interruption insurance.  Gross operating margin for this business was higher due to an increase in volumes and associated gross operating margin from the partnership’s Hobbs, South Texas and Mont Belvieu fractionators.  Estimated lost business for the NGL fractionation business in the fourth quarter of 2008 due to the hurricanes was approximately $5 million, which was primarily attributable to lower volumes at Norco.  NGL fractionation volumes for the fourth quarter of 2008 increased 10 percent, or 40 MBPD, to a record 444 MBPD from 404 MBPD recorded in the fourth quarter of 2007.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported gross operating margin of $90 million for the fourth quarter of 2008 compared to $101 million for the fourth quarter of 2007.

Gross operating margin for the partnership’s onshore natural gas pipeline business decreased to $80 million for the fourth quarter of 2008 from $91 million reported for the fourth quarter of 2007.  The San Juan system reported a $16 million decrease in gross operating margin on lower revenues from transportation fees indexed to natural gas prices and lower proceeds from condensate sales.  The Texas Intrastate natural gas pipeline system reported a $2 million decrease in gross operating margin due to higher operating expenses which more than offset higher revenues from a 0.6 trillion British thermal units per day (“TBtud”) increase in volume.  The partnership reported increases in gross operating margin at its Piceance and Jonah natural gas pipeline systems.  Enterprise’s natural gas marketing business reported a $7 million increase in gross operating margin for the fourth quarter of 2008 versus the same quarter in 2007.  Total onshore natural gas transportation volumes increased 15 percent to a record 7.8 TBtud for the fourth quarter of 2008 versus 6.8 TBtud in the same quarter of 2007.

Gross operating margin from the partnership’s natural gas storage business was $10 million for both the fourth quarter of 2008 and the fourth quarter of 2007.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines and Services segment decreased to $54 million in the fourth quarter of 2008 from $74 million in the same quarter of 2007.  The gross operating margin for the fourth quarter of 2008 includes $2 million of expenses for hurricane-related property damage repairs.  Estimated lost business due to the hurricanes in the fourth quarter of 2008 for this segment was $23 million.  The Independence Hub platform and Trail pipeline reported record aggregate gross operating margin of $56 million for the fourth quarter of 2008 compared to $48 million for the fourth quarter of 2007.

The offshore platform services business reported gross operating margin of $35 million for the fourth quarter of 2008, including $2 million of expense for property damage repairs, compared to $42 million for the same quarter in 2007.  Estimated lost business for this activity in the fourth quarter of 2008 due to the hurricanes was approximately $7 million.  The Independence Hub platform reported a $4 million increase in gross operating margin to $33 million.  Contributions from the Independence Hub were more than offset by lower demand revenues and a decline in volumes at the Falcon platform and lower volumes from our other platforms due to disruptions caused by the hurricanes.  For the fourth quarter of 2008, Enterprise’s offshore platform natural gas processing volumes increased 6 percent to 760 million cubic feet per day while crude oil processing volumes decreased to 4 MBPD during the fourth quarter of 2008 from 24 MBPD for the same quarter last year.

Gross operating margin from Enterprise’s offshore natural gas pipeline business for the fourth quarter of 2008 was $15 million, including a $2 million decrease in property damage repair estimates, compared to $23 million in the fourth quarter of 2007.  Total estimated lost business for the offshore natural gas pipeline business in the fourth quarter of 2008 due to the hurricanes was approximately $9 million.  Gross operating margin on the Independence Trail pipeline increased $4 million to $23 million.  This increase was more than offset by lower gross operating margin at the partnership’s other offshore natural gas pipelines due to the downtime and upstream volume disruptions associated with the storms.  Transportation volumes for the offshore natural gas pipeline business were 1.3 TBtud in the fourth quarter of 2008 compared to 1.8 TBtud in the same quarter of 2007.

Enterprise’s offshore oil pipeline business recorded gross operating margin of $4 million for the fourth quarter of 2008, which includes $2 million of estimated property damage repairs, compared to $9 million for the fourth quarter of 2007.  Estimated lost business in the fourth quarter of 2008 due to the hurricanes was approximately $8 million.  This decrease was primarily attributable to lower volumes due to downtime and volume disruptions associated with the hurricanes.  Offshore oil pipeline transportation volumes for the fourth quarter of 2008 decreased to 109 MBPD from 160 MBPD for the same quarter of 2007.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $31 million in the fourth quarter of 2008 compared to $33 million in the same quarter of 2007.

Enterprise’s butane isomerization business reported gross operating margin of $18 million in the fourth quarter of 2008 versus $20 million in the same period of 2007.  Isomerization volumes during the fourth quarter of 2008 increased to 90 MBPD from 80 MBPD in the fourth quarter of 2007.

The partnership’s propylene fractionation and petrochemical pipeline business reported a $2 million increase in gross operating margin to $19 million for the fourth quarter of 2008 versus $17 million in the same quarter of 2007.  Propylene fractionation volumes were 55 MBPD for the fourth quarter of 2008 compared to 60 MBPD for the same quarter of 2007.  Petrochemical pipeline transportation volumes were 104 MBPD during the fourth quarter of 2008 compared to 107 MBPD in the fourth quarter of 2007.

Enterprise’s octane enhancement business, which is seasonally associated with the demand for motor gasoline, reported a gross operating margin loss of $6 million in the fourth quarter of 2008 compared to a loss of $4 million in the fourth quarter of 2007.  Octane enhancement production was 12 MBPD for the fourth quarter of 2008 compared to 7 MBPD for the fourth quarter of 2007.

Review of Current Status of Enterprise-Operated Assets Still Impacted by Hurricanes

Enterprise has a few remaining assets that are still inactive or operating at reduced rates due to the ongoing repairs to certain upstream or downstream facilities owned by third parties.  The Constitution oil and natural gas pipeline and the Marco Polo pipeline and platform are expected to be either in limited service or out of service for the first quarter of 2009 due to ongoing repairs required to the partnership’s Anaconda natural gas pipeline and the third party natural gas pipelines downstream of the Anaconda pipeline.

We currently estimate lost business from the lingering effects of the hurricanes for the first quarter of 2009 in the range of $15 million to $20 million without consideration of any future recoveries from business interruption insurance, which will be reflected in income when received.  Under Enterprise’s business interruption insurance program, there are generally 60-day and 75-day deductible periods with respect to wind storm damage to onshore and offshore assets, respectively.  Through December 31, 2008, we estimate Enterprise’s potential claims under business interruption insurance to be approximately $15 million.

Capitalization

Total debt principal outstanding at December 31, 2008 was approximately $9.0 billion, including $1.2 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt also included approximately $484 million of debt of Duncan Energy

Partners L.P. (“DEP”) for which Enterprise does not have the payment obligation.  Enterprise had liquidity of approximately $1.4 billion at December 31, 2008, which included availability under the partnership’s credit facilities and unrestricted cash.  In January 2009, Enterprise received net proceeds of $226 million from the issuance of 10,590,000 common units.  Adjusted for the proceeds from this equity offering, Enterprise’s liquidity at December 31, 2008 would be over $1.6 billion.

Total capital spending in the fourth quarter of 2008, net of contributions in aid of construction, was approximately $729 million.  This includes $59 million of sustaining capital expenditures and $95 million of investments in unconsolidated affiliates.

Interest expense for the fourth quarter of 2008 was $110 million on an average debt balance of $8.8 billion, compared to interest expense of $92 million in the fourth quarter of 2007, which had an average debt balance of $6.9 billion.  The increase in the average debt balance between the two periods was primarily due to debt incurred to fund the partnership’s capital investment program.

During the fourth quarter, Enterprise retired $17 million of its junior subordinated notes due 2068 for approximately $10 million.  The $7 million gain on extinguishment of debt is included in the partnership’s Condensed Statement of Consolidated Operations in “Other, net.”

Conference Call to Discuss Fourth Quarter Earnings

Today, Enterprise will host a conference call to discuss fourth quarter earnings.  The call will be broadcast live over the Internet at 9:00 a.m. Central Standard Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses from asset sales and related transactions; and (4) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity in earnings of unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss before: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales, the return of investment from unconsolidated affiliates or related transactions; (7) the addition of losses or subtraction of gains on the monetization of financial instruments less related amortization of such amount to earnings, if any; (8) the addition of transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) the addition of minority interest expense associated with the public unitholders of DEP less related distributions to be paid to such holders with respect to the period of calculation; and (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.  Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners.  Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder).  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss less equity in earnings of unconsolidated affiliates, plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by our senior management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements.  Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct.  Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

▪	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

▪	a reduction in demand for our products by the petrochemical, refining or heating industries;

▪	a decline in the volumes of NGLs delivered by our facilities;

▪	the effects of our debt level on our future financial and operating flexibility;

▪	the failure of our credit risk management efforts to adequately protect us against customer or counterparty (including hedge or insurance counterparties) non-payment;

▪	the effects of legal or regulatory changes or risks on our existing operations or construction of new assets; and

▪	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:                      Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
         Rick Rainey, Director, Media Relations, (713) 381-3635

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Twelve Months Ended December 31, 2008 and 2007
($ in 000s, except per unit amounts)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues	$3,583,604	$5,302,469	$21,905,656	$16,950,125
Costs and expenses:
Operating costs and expenses	3,217,894	5,027,489	20,460,964	16,009,051
General and administrative costs	23,649	20,989	90,550	87,695
Total costs and expenses	3,241,543	5,048,478	20,551,514	16,096,746
Equity in earnings of unconsolidated affiliates	11,067	15,730	59,104	29,658
Operating income	353,128	269,721	1,413,246	883,037
Other income (expense):
Interest expense	(110,274)	(92,056)	(400,686)	(311,764)
Other, net	6,498	1,920	9,238	8,301
Total other expense	(103,776)	(90,136)	(391,448)	(303,463)
Income before provision for income taxes and minority interest	249,352	179,585	1,021,798	579,574
Provision for income taxes	(9,208)	(6,256)	(26,401)	(15,257)
Income before minority interest	240,144	173,329	995,397	564,317
Minority interest	(12,083)	(11,460)	(41,376)	(30,643)
Net income	$228,061	$161,869	$954,021	$533,674

Allocation of net income to:
Limited partners	$191,053	$130,744	$811,547	$417,728
General partner	$37,008	$31,125	$142,474	$115,946
Per unit data (fully diluted):
Earnings per unit	$0.44	$0.30	$1.85	$0.96
Average LP units outstanding (in 000s)	439,816	435,474	437,582	434,427
Other financial data:
Net cash flows provided by operating activities	$263,565	$653,106	$1,236,609	$1,590,941
Cash used in investing activities	$702,206	$514,112	$2,411,409	$2,553,607
Cash provided by (used in) financing activities	$419,146	$(143,220)	$1,170,966	$979,355
Distributable cash flow	$331,315	$262,340	$1,377,727	$1,001,161
Adjusted EBITDA	$514,009	$408,148	$1,986,127	$1,428,728
Depreciation, amortization and accretion	$148,594	$141,679	$562,171	$523,762
Distributions received from unconsolidated affiliates	$28,242	$21,250	$98,094	$73,593
Total debt principal outstanding at end of period	$9,046,046	$6,896,500	$9,046,046	$6,896,500
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$489,237	$496,260	$1,953,676	$2,128,253
Cash used for business combinations, net of cash acquired	145,070	35,008	202,160	35,793
Acquisition of intangible assets	--	11,232	5,126	11,232
Investments in unconsolidated affiliates	94,509	14,418	129,816	332,909
Total	$728,816	$556,918	$2,290,778	$2,508,187

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data – UNAUDITED
For the Three and Twelve Months Ended December 31, 2008 and 2007
($ in 000s)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Gross operating margin by segment:
NGL Pipelines & Services	$347,013	$222,813	$1,290,458	$812,521
Onshore Natural Gas Pipelines & Services	90,107	100,581	411,344	335,683
Offshore Pipelines & Services	53,730	74,122	188,083	171,551
Petrochemical Services	31,119	32,984	167,584	172,313
Total non-GAAP gross operating margin	521,969	430,500	2,057,469	1,492,068
Adjustments to reconcile non-GAAP Gross operating
margin to GAAP Operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(146,769)	(139,318)	(555,370)	(513,840)
Operating lease expense paid by EPCO in operating
costs and expenses	(459)	(526)	(2,038)	(2,105)
Gain (loss) from asset sales and related transactions in operating costs and expenses	2,036	54	3,735	(5,391)
General and administrative costs	(23,649)	(20,989)	(90,550)	(87,695)
Operating income per GAAP	$353,128	$269,721	$1,413,246	$883,037

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,912	1,775	1,819	1,666
NGL fractionation volumes (MBPD)	444	404	429	394
Equity NGL production (MBPD)	108	85	108	88
Fee-based natural gas processing (MMcf/d)	2,688	2,399	2,524	2,565
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	7,846	6,769	7,477	6,632
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,284	1,753	1,408	1,641
Crude oil transportation volumes (MBPD)	109	160	169	163
Platform natural gas processing (MMcf/d)	760	715	632	494
Platform crude oil processing (MBPD)	4	24	15	24
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	90	80	86	90
Propylene fractionation volumes (MBPD)	55	60	58	68
Octane additive production volumes (MBPD)	12	7	9	9
Petrochemical transportation volumes (MBPD)	104	107	108	105
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,125	2,042	2,096	1,934
Natural gas transportation volumes (BBtus/d)	9,130	8,522	8,885	8,273
Equivalent transportation volumes (MBPD) (2)	4,528	4,285	4,434	4,111

(1)  Operating rates are net of third party ownership interests and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Twelve Months Ended December 31, 2008 and 2007
($ in 000s)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash flows provided by operating activities"
Net income	$228,061	$161,869	$954,021	$533,674
Adjustments to Net income to derive Distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	(697)	(768)	(3,858)	(336)
Depreciation, amortization and accretion in costs and expenses	149,291	142,447	566,029	524,098
Operating lease expense paid by EPCO	459	526	2,038	2,105
Deferred income tax expense	619	2,764	6,199	8,306
Monetization of interest rate hedging financial instruments	7,700	--	(14,444)	48,895
Amortization of net gains related to monetization of financial instruments	(426)	(851)	(4,409)	(4,044)
Equity in earnings of unconsolidated affiliates	(11,067)	(15,730)	(59,104)	(29,658)
Distributions received from unconsolidated affiliates	28,242	21,250	98,094	73,593
Loss (gain) on early extinguishment of debt	(7,093)	250	(7,093)	250
Loss (gain) from asset sales and related transactions	(2,036)	(54)	(3,746)	5,391
Proceeds from asset sales and related transactions	14,314	10,094	15,999	12,027
Sustaining capital expenditures	(59,335)	(42,679)	(188,699)	(162,471)
Changes in fair market value of financial instruments	(5,263)	(2,530)	198	981
Minority interest expense – DEP public unitholders	5,437	4,523	17,300	13,879
Distribution to be paid to DEP public unitholders with respect to period	(6,391)	(6,130)	(25,079)	(21,888)
Cash expenditures for asset abandonment activities	(73)	(5,036)	(7,227)	(5,036)
Non-cash income related to write off of reserve balance	(5,039)	(7,605)	(5,039)	(7,605)
Accrued property damage repair costs related to Hurricanes Ike and Gustav	(5,388)	--	36,547	--
El Paso transition support payments	--	--	--	9,000
Distributable cash flow	331,315	262,340	1,377,727	1,001,161
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Monetization of interest rate hedging financial instruments	(7,700)	--	14,444	(48,895)
Amortization of net gains related to monetization of financial instruments	426	851	4,409	4,044
Proceeds from asset sales and related transactions	(14,314)	(10,094)	(15,999)	(12,027)
Sustaining capital expenditures	59,335	42,679	188,699	162,471
El Paso transition support payments	--	--	--	(9,000)
Minority interest	12,083	11,460	41,376	30,643
Minority interest expense – DEP public unitholders	(5,437)	(4,523)	(17,300)	(13,879)
Distribution to be paid to DEP public unitholders with respect to period	6,391	6,130	25,079	21,888
Cash expenditures for asset abandonment activities	73	5,036	7,227	5,036
Non-cash income related to write off of reserve balance	5,039	7,605	5,039	7,605
Accrued property damage repair costs related to Hurricanes Ike and Gustav	5,388	--	(36,547)	--
Effect of pension settlement recognition	--	588	(114)	588
Net effect of changes in operating accounts	(129,034)	331,034	(357,431)	441,306
Net cash flows provided by operating activities	$263,565	$653,106	$1,236,609	$1,590,941

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Adjusted EBITDA
For the Three and Twelve Months Ended December 31, 2008 and 2007
($ in 000s)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Reconciliation of non-GAAP "Adjusted EBITDA" to GAAP "Net income" and
GAAP "Net cash flows provided by operating activities"
Net income	$228,061	$161,869	$954,021	$533,674
Adjustments to Net income to derive Adjusted EBITDA
Equity in earnings of unconsolidated affiliates	(11,067)	(15,730)	(59,104)	(29,658)
Distributions received from unconsolidated affiliates	28,242	21,250	98,094	73,593
Interest expense (including related amortization)	110,274	92,056	400,686	311,764
Provision for income taxes	9,208	6,256	26,401	15,257
Depreciation, amortization and accretion in costs and expenses	149,291	142,447	566,029	524,098
Adjusted EBITDA	514,009	408,148	1,986,127	1,428,728
Adjustments to Adjusted EBITDA to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(110,274)	(92,056)	(400,686)	(311,764)
Provision for income taxes	(9,208)	(6,256)	(26,401)	(15,257)
Amortization in interest expense	(697)	(768)	(3,858)	(336)
Deferred income tax expense	619	2,764	6,199	8,306
Operating lease expense paid by EPCO	459	526	2,038	2,105
Minority interest	12,083	11,460	41,376	30,643
Loss (gain) from asset sales and related transactions	(2,036)	(54)	(3,746)	5,391
Changes in fair market value of financial instruments	(5,263)	(2,530)	198	981
Effect of pension settlement recognition	--	588	(114)	588
Loss (gain) on early extinguishment of debt	(7,093)	250	(7,093)	250
Net effect of changes in operating accounts	(129,034)	331,034	(357,431)	441,306
Net cash flows provided by operating activities	$263,565	$653,106	$1,236,609	$1,590,941